EXHIBIT 18
          [ERNST & YOUNG LLP LOGO]   One Oxford Centre  Phone 412 644 7800
                                     Pittsburgh, Pennsylvania  15219

          November 13, 1996


          Mr. James L. Murdy
          Senior Vice President and Chief Financial Officer
          Allegheny Teledyne Incorporated
          Pittsburgh, Pennsylvania

          Dear Sir:

                  Note 1 of notes to condensed Consolidated Financial Statements of Allegheny Teledyne Incorporated (the Company) included in its Form 10-Q for the period ended September 30, 1996 describes changes in the method of accounting for depreciation of buildings and equipment. Effective July 1, 1996, the Company adopted the straight-line method of depreciation for all buildings and equipment placed in service on or after that date. Buildings and equipment placed in service prior to July 1, 1996 are depreciated principally using accelerated methods of depreciation. You have advised us that you believe that this change is to a preferable method in your circumstances because the change more appropriately reflects the Company's financial results by better allocating costs of new property over the useful lives of these assets. In addition, the new method more closely conforms with that prevalent in the industry and to that used by the Company's other operating units.

                       There are no authoritative criteria for determining a preferable depreciation method based on the particular circumstances; however, we conclude that the change in the method of accounting for depreciating property is to an acceptable alternative method which based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. As more fully described in Notes 1 and 2 of the condensed financial statements included in Form 10-Q for the period ended September 30, 1996, Allegheny Teledyne Incorporated was formed effective August 15, 1996, as a result of the merger of Allegheny Ludlum Corporation and Teledyne, Inc. The merger was accounted for under the pooling of interests method of accounting. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of Allegheny Teledyne Incorporated as of any date or for any period subsequent to December 31, 1995, and therefore do not express any opinion on any financial statements of Allegheny Teledyne Incorporated subsequent to that date.

                                             Very truly yours,
                                             /s/ Ernst & Young LLP




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